Exhibit 32

ORIENT-EXPRESS HOTELS LTD.

Section 1350 Certification

The undersigned hereby certify that this report of Orient-Express Hotels Ltd. for the periods presented fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the periods presented in the report.

/s/ P.M. White	/s/ M. O’Grady
Paul M. White	Martin O’Grady
President and Chief Executive Officer	Vice President — Finance and Chief Financial Officer

Dated: May 9, 2011

A signed original of this written certification has been provided to Orient-Express Hotels Ltd. and will be retained by Orient-Express Hotels Ltd. and furnished to the U.S. Securities and Exchange Commission or its staff upon request.